Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

PTC Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Newly Registered Securities
	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(c)	657,462	$54.60	$35,897,425.20	$110.20 per $1,000,000.00	$3,955.90	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
	Carry Forward Securities
Carry Forward Securities	-				-	-	-	-	-	-	-	-
	Total Offering Amounts					$35,897,425.20		$3,955.90
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$3,955.90

(1) The shares of common stock will be offered for resale by the selling stockholders. Pursuant to Rule 416 under the Securities Act, this Registration Statement also relates to an indeterminate number of additional shares of common stock to be issued as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the common stock as reported on the Nasdaq Global Select Market on May 2, 2023.